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                                                                   Exhibit 4(iv)

                      APPOINTMENT AND ASSUMPTION AGREEMENT

         AGREEMENT made February 1, 2002 between Curtiss-Wright Corporation ("Curtiss-Wright" or the "Company") and American Stock Transfer & Trust Company ("Right's Agent").

                              W I T N E S S E T H:

         WHEREAS, Curtiss-Wright is a party to a Shareholder Right's Agreement November 6, 2000, as amended on November 20, 2001; herewith (the "Right's Agreement"), with Mellon Investor Services, as Right's Agent ("Resigning Agent").

         WHEREAS, Resigning Agent has indicated to Curtiss-Wright its design to resign as Right's Agent under the Right's Agreement, and Right's Agent has indicated its willingness to assume the responsibilities of Resigning Agent;

         NOW, THEREFORE, in consideration of good and valuable consideration, the receipt of which is acknowledged, it is agreed:

1. Appointment. Curtiss-Wright hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions of the Right's Agreement, as amended, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable. The Rights Agent shall have no duty to supervise, and in no event shall be liable for the acts or omissions of any such co-Rights Agent.

2. Acceptance. Right's Agent hereby accepts the foregoing appointment, and transfer and promises to faithfully perform all covenants, stipulations, agreements, and obligations incumbent upon the Right's Agent under the Right's Agreement.

3. Section 21 Modification. Curtiss-Wright and Right's Agent hereby agree that
Section 21 of the Right's Agreement shall be modified as follows:

                  Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days notice in writing mailed to the Company and to each transfer agent of the Common Stock or Preferred Stock by registered or certified mail, and, following the Distribution Date, to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock or Preferred Stock by registered or certified mail, and, following the Distribution Date, to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall,






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                  with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a Person organized and doing business under the laws of the United States or any State thereof, which is authorized under such laws to perform shareholder services and is subject to supervision or examination by federal or state authority and which at the time of its appointment as Rights Agent has, or is an affiliate of a corporation that has, a combined capital and surplus of at least $10 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock or Preferred Stock, and, following the Distribution Date, mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Right's Agent and Curtiss-Wright agree that such modification shall be exclusively for the appointment of Right's Agent.

4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                                       American Stock Transfer & Trust Company



                                       By:
                                          --------------------------------
                                          Name:
                                          Title:


                                       Curtiss-Wright Corporation


                                       By
                                          --------------------------------
                                          Gary J. Benschip
                                          Treasurer